UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Landmark Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This proxy statement supplement, dated May 10, 2024 (this “Supplement”), has been filed solely to clarify the disclosure set forth in the Company’s definitive proxy statement (the “Proxy Statement”), as filed with the U.S. Securities and Exchange Commission on April 18, 2024, under the heading “Proposal 2 - Approval Of The Landmark Bancorp, Inc. 2024 Stock Incentive Plan - Stockholder Vote Necessary for Approval of the 2024 Stock Incentive Plan” on page 36, relating to the vote required for Proposal 2 to be approved at the 2024 Annual Meeting of Stockholders of the Company to be held on May 22, 2024 and any adjournment or postponement thereof (the “Supplemental Disclosure”). The Supplemental Disclosure updates the Proxy Statement and should be read in conjunction with Proxy Statement.

The Supplemental Disclosure does not change the proposals to be acted on at the 2024 Annual Meeting of Stockholders of the Company or the recommendation of the Board of Directors of the Company with respect to any proposal. Except as specifically supplemented by the information contained in the Supplemental Disclosure, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized terms used in this Supplement and not otherwise defined herein have the meaning given to them in the Proxy Statement.

PROPOSAL 2 - APPROVAL OF THE LANDMARK BANCORP, INC. 2024 STOCK INCENTIVE PLAN

The statement under the heading “PROPOSAL 2 - APPROVAL OF THE LANDMARK BANCORP, INC. 2024 STOCK INCENTIVE PLAN – Stockholder Vote Necessary for Approval of the 2024 Stock Incentive Plan” on page 36 of the Proxy Statement is amended and restated to read as follows:

Stockholder Vote Necessary for Approval of the 2024 Stock Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of shares present in person or by proxy at the annual meeting and voting on this matter. Therefore, abstentions and broker non-votes will have no effect on the outcome of this proposal.